Exhibit 5

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

BANK OF AMERICA PLAZA

600 PEACHTREE STREET, N.E.—SUITE 5200

ATLANTA, GEORGIA 30308-2216

www.troutmansanders.com

TELEPHONE: 404-885-3000

FACSIMILE: 404-885-3900

May 16, 2008

CompuCredit Corporation

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CompuCredit Corporation, a Georgia corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on or about May 16, 2008, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), (i) 2,000,000 shares of Common Stock, no par value (“Common Stock”), to be issued pursuant to the CompuCredit Corporation 2008 Equity Incentive Plan (the “2008 Plan”), and (ii) 250,000 additional shares of Common Stock to be issued pursuant to the CompuCredit Corporation Amended and Restated Employee Stock Purchase Plan (the “ESPP”). The 2008 Plan and the ESPP are collectively referred to herein as the “Plans.” All 2,250,000 shares of Common Stock issuable under the Plans are collectively referred to herein as the “Shares.”

As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Georgia. The opinions set forth herein are limited to the Georgia Business Corporation Code. We are not opining as to any laws other than the laws of the State of Georgia (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.

ATLANTA • HONG KONG • LONDON • NEW YORK • NEWARK • NORFOLK • RALEIGH RICHMOND • SHANGHAI • TYSONS CORNER • VIRGINIA BEACH • WASHINGTON, D.C.

TROUTMAN SANDERS LLP

        ATTORNEYS AT LAW

CompuCredit Corporation

May 16, 2008

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to the Company solely for its benefit in connection with the transactions contemplated by the Plans and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders LLP